June 28, 2001

Mr. E. Van Cullens
237 Lansing Island Drive
Indian Harbour Beach FL
32937

Dear Van;

         Confirming our recent conversations, I am pleased to extend an employment offer to you on behalf of Westell, Inc. (the "Company"). Your employment begins on the date you accept this offer, as specified below (the "Effective Date"). On July 2, 2001 ( the "Election Date" ) you will be elected to the positions of CEO of both the Company and its parent Westell Technologies, Inc. ("WTI") and shall also be elected to the boards of both companies. You will devote your best efforts and skills to the business and interests of the Company on a full-time basis based in the Company's Aurora, Illinois office (and will be expected to travel in accordance with the requirements of the position). You agree that you will relocate your principal residence to the Chicago area no later than December 31, 2001.

     The terms of our employment offer being extended to you include:

     a) a starting base salary of $450,000 annualized beginning on the Effective Date,

     b)  a  $200,000 signing bonus payable on the Election Date,

     c) a $150,000 bonus opportunity for the fiscal year 2002 at 100% performance target. (The FY `02 bonus has been converted from a cash payment opportunity to a stock option, as described below, which will be granted outside the 1995 Incentive Stock Plan. For this purpose you will treated as if you had been employed since April 1, 2001),

     d) an executive tax and financial planning reimbursement benefit with a cap of $5,000 per year,

     e)  all other employee benefits customarily available to executives of WTI,

     f) a relocation package in accordance with traditional arrangements for executives, which you acknowledge may be taxable to you,

     g) Initiation, dues and assessments of a local country club membership (including tennis and social benefits), which you acknowledge may be taxable to you, and

     h)  A Severance Agreement, as attached.




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         You agree that the relocation payments shall be repayable to the
Company if you leave voluntarily without Good Reason (as defined in the Severance Agreement) within one year from your relocation, and that your signing bonus will be repayable to the Company if you leave voluntarily without Good Reason within one year of your first day of employment.


         In addition, you are being granted non-qualified options as follows:

          (i) an option granted outside the 1995 Incentive Stock Plan for one million (1,000,000) shares of WTI Class A common stock, exercisable at the average of the high and low reported sale price on NASDAQ on the Effective Date, vesting 25% per year on each annual anniversary of the Effective Date, but subject to 100% accelerated vesting upon a Change in Control, as defined below.
          (ii) an option granted outside the 1995 Incentive Stock Plan for an additional four hundred (400,000) shares of WTI Class A common stock, exercisable at the average of the high and low reported sale price on NASDAQ on the Effective Date ( but not less than $2.00 ), not vesting until seven (7) years from the Effective Date, but with 100% accelerated vesting on the earlier of such seventh anniversary or in the event of four (4) consecutive profitable quarters, determined in accordance with GAAP and reported in WTI's reports filed with the SEC (in the case of the fourth quarter of any fiscal year, as determined by the auditors in connection with their preparation of the 10-k annual report)
          (iii)an option granted outside the 1995 Incentive Stock Plan for an additional four hundred (400,000) shares of WTI Class A common stock, exercisable at a price of $5.00 per share, not vesting until seven (7) years from the Effective Date, but with 100% accelerated vesting on the earlier of such seventh anniversary or in the event that WTI's closing stock price, as reported on NASDAQ or on such other primary stock market as WTI's Class A common stock may then be traded, is $20 or more for 40 consecutive days on which such exchange is open for trading.

         WTI will file an S-8 registration statement with the SEC registering your exercise of options prior to the date any option becomes exercisable.

         For the purposes of the option referred to in clause (i) above, "Change in Control" shall be deemed to have occurred if at any time (i) all or substantially all of the assets of WTI are sold as an entirety to any person or group (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 ("Exchange Act")), or (iii) any person or group (as defined in Rule 13d-3 under the Exchange Act) other than the Florence Penny and her descendants or the Voting Trustees under the 1994 Voting Trust Agreement, as amended (collectively, the "Majority Holder") become, directly or indirectly, the beneficial owner as defined in Rule 13d-3 under the Exchange Act of more than 50% of the total voting power entitled to vote in the election of directors of WTI, other than pursuant to voting agreements entered into in connection with specific transactions, and the Majority Holder no longer directly or indirectly, is the beneficial owner as so defined of more than 50% of the total voting power entitled to vote in the election of directors of WTI; provided, however, that a Change of Control shall not be deemed to have occurred in the event of a merger of WTI with or into another entity of which the Majority Holder directly or indirectly, is the beneficial owner as so defined of more than 50% of the total voting power entitled to vote in the election of directors.


         The number of shares covered by the stock option substitution for FY '02 cash bonus plan shares is determined by dividing your $150,000 target bonus opportunity by the average of the high and low reported sale price on NASDAQ on the Effective Date. Those shares will not vest for seven years and shall vest 100% seven years from the Effective Date, unless a percentage of your bonus plan criteria is met by the conclusion of the current fiscal year. Whatever portion of the performance criteria is met (up to 100% ) at by the conclusion of the fiscal year will be multiplied by the number of shares covered by the stock option substitution. That portion of shares will be immediately vested 100% at the conclusion of this current fiscal year and be immediately exercisable.

         If 80% of the bonus criteria were achieved this fiscal year, 80% of the full number of shares covered by your stock option substitution would become fully vested and exercisable at the end of April, 2002. The 20% balance would become vested and exercisable only at year seven.


         All of the compensation and benefit items that make up your terms of employment are extended with the rights as well as the conditions of Westell's policies that govern them. Without limitation of the foregoing, you acknowledge that you are an employee at will, entitled upon termination solely to the benefits, if any, provided for in the Severance Agreement attached.

         All compensation is payable net of applicable withholding.

         You represent and warrant that performance of your duties to the Company and WTI will not breach any covenants or duties to former employers. You have provided to the Company copies of any restrictive covenants currently binding upon you.

         The Company will offer certain severance protection as follows, for employees whom the Company hires during the first six months of your employment and whom you have recommended, based upon your having worked with them in prior business relationships ("Protected Employees"). If you leave Company employment for any reason (other than termination for cause) during the first six months of a Protected Employee's employment with the Company, and if the Protected Employee is also terminated (other than for cause) or resigns within that first six months of his employment, he shall be entitled to six months base pay as severance.

         Please sign and return one copy of this letter and the Severance Agreement for our records confirming your acceptance of this offer no later than July 2, 2001.

                                                     Sincerely,

                                                     Westell Technologies, Inc.


                                                     By___________________

                                                     John Seazholtz, Chairman



Accepted and Agreed this 28th day of June, 2001:



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E. Van Cullens